License Agreement

This License and Limited Technology  Transfer Agreement  (this "Agreement")  is made effective as of July 7, 2019 between Frelii, Inc., of 2701 N. Thanksgiving Way, #100, Lehi, UT 84043 and GATC Canna Inc, of 6 Upper Newport Plaza Drive, Newport Beach, CA 92626.

In the Agreement, the party who is granting the right to use the licensed property  will be referred to as "Frelii" and the party who is receiving the right to use the licensed property  will be referred to as "GATC."

The parties agree as follows:

1.

GRANT OF LICENSE AND LIMITED TECHNOLOGY, INCLUDING SOURCE CODE SPECIFIC TO HEMP CANNABIS AND ANY DERIVATIVE THEREOF.

Frelii owns specific technology relating to a package of products and services for the gathering of human genome DNA, sequencing of that DNA, alignment and processing of that DNA sequence through Frelii's proprietary Artificial Intelligence (AI) to provide a specific end result report to Customer and their customers. The standard final report would include specific health, wellness, exercise, sleep and stress management recommendations for each individual whose DNA was processed, to improve their health and wellness, and to offer them reasonable recommendations to improve their health and wellness. (the "Authored Work"). In accordance with this Agreement, Freliii grants GATC Canna Inc. an exclusive license to use the Authored Work referred to as "Frelii Rapid Cannabis Recommendation." Uniquely for Customer under their Licensing Agreement, and in return for their Licensing fee paid, will deliver to Customer for use with their customers a branded and customized DNA Kit package. That package will include the proprietary Frelii DNA kit, and all associated services required to produce an "individual-specific" set of recommendations for their health and wellness, further customized to align Frelii recommendations with Customer products to ensure Customer can enhance their customer relationship by uniquely offering a way to learn more about their own DNA, their health and wellness and how Customer specific products relating to the use of cannabis and hemp will best help them achieve optimal health and wellness condition. Frelii retains title and ownership of the Authored Wark and derivative works will be assigned to Licensor by Licensee. This grant of license and technology applies to the following the exclusive right to:

1.

GATC branded - DNA Kit

2.

Frelii Rapid Cannabis Recommendation Application as defined in Exhibit A

3.

GATC Custom AI Interface to be owned by GATC exclusive to cannabis and hemp industry only

And the Non-Exclusive right to:

1.

DNA Sequencing/Alignment

2.

Frelii Navii AI Processing Package

3.

Frelii Per Individual Customized Health & Wellness Recommendations

4.

Customer Product Integration - online user interface report alignment with Customer products

5.

User

Data

Storage

-

for

securely

storing

Customer's

user

data

and

reports/recommendations, including DNA Kit processmg data for duration of Licensing Agreement

6.

Frelii Medical Test Recommendation Engine (in process)

7.

Frelii Whole Genome search and reference tool

8.

Frelii Psychotropic Analysis Test

2.

PAYMENT OF ROYALTY. GATC will pay to Frelii a royalty of $500,000.00 annually with first payment due within  90 days  of date of signature  below  and 10% of GATC Canna and or affiliates product sales as a result of Frelii DNA testing.  The timing of payment  of product  sales royalties will be mutually agreed upon execution  of this contract.  Both  parties  agree  to seek input from respective advisors to document any additional processes including billing and settlement within 90 days of execution.

3.

MODIFICATIONS. Unless the prior written approval ofFrelii is obtained, GATC may not modify or change the Authored Work in any manner.

4.

CUSTOMIZATION. GATC agrees to pay for the integration ofFrelii's technology with GATC. The costs of customization will be outlined in a separate Statement of Work ("SOW"). The SOW will provide that GATC will define requirements and pre-approve all costs for which it will be billed in advance of any work being performed and provide joint oversight on the project.

5.

DEFAULTS. If GATC fails to abide by the obligations of this Agreement, including the obligation to make a royalty payment when due, Frelii shall have the option to cancel this Agreement by providing 60 days' written notice to GATC shall have the option of preventing the termination of this Agreement by taking corrective  action  that cures  the default,  if such corrective  action is taken prior  to the end of the time period stated in the previous sentence, and   if there are no other defaults during such time period.

6.

CONFIDENTIAL INFORMATION. The term "Confidential Information" means any information or material which is proprietary to Frelii, whether or not owned or developed by Frelii, which is not generally known other than by Frelii, and which GATC may obtain through any direct or indirect contact with Frelii. Regardless of whether specifically identified as confidential or proprietary, Confidential Information shall include any information provided by Frelii concerning the business, technology and information of Frelii and any third party with which Frelii deals, including, without limitation, business records and plans, trade secrets, technical data, product ideas, contracts, financial information, pricing structure, discounts, computer programs and listings, source code and/or object code, copyrights and intellectual property, inventions, sales leads, strategic alliances, partners, and customer and client lists. The nature of the information and the manner of disclosure are such that a reasonable person would understand it to be confidential.

7.

PROTECTION OF CONFIDENTIAL INFORMATION. GATC understands and acknowledges that the Confidential Information has been developed or obtained by Frelii by the investment of significant time, effort and expense, and that the Confidential Information is a valuable, special and unique asset ofFrelii which provides GATC and Frelii with a significant competitive advantage, and needs to be protected from improper disclosure. In consideration for the receipt by GATC of any Confidential Information, Frelii agrees as follows:

A.

No Disclosure. GATC will hold the Confidential Information in confidence and will not disclose the Confidential Information  to any person or entity without the prior written consent of Frelii.

B.

No Copying/Modifying. GATC will not copy or modify any Confidential Information without the prior written consent of Frelii.

C.

Unauthorized Use. GATC shall promptly advise Frelii if GATC becomes aware of any possible unauthorized disclosure or use of the Confidential Information.

D.

Application to Employees. GATC shall not disclose any Confidential Information to any employees of GATC, except those employees who are required to have the Confidential Information in order to perform their job duties in connection with the limited purposes of this Agreement. Each permitted employee to whom Confidential Information is disclosed shall sign a non-disclosure agreement substantially the same as this Agreement at the request of Frelii.

8.

ARBITRATION.  The parties will attempt to resolve any dispute  arising out of or relating to this Agreement through friendly negotiations amongst the parties. If the matter is not resolved by negotiation within 30 days, the parties will resolve the dispute using the below Alternative (ADR) procedure. Any controversies or disputes arising out of or relating to this Agreement will be resolved by binding arbitration under the rules of the American Arbitration Association. The arbitrator's award will be final, and judgment may be entered upon it by any court having proper jurisdiction.

9.

WARRANTIES. Neither party makes any warranties  with respect to the use, sale or other transfer of the Authored Work by the other party or by any third party, and GATC accepts the product "AS IS." In no event will Frelii be liable for direct, indirect, special, incidental, or consequential damages, that are in any way related to the Authored Work.

10.

EXCLUSIVE LICENSEE TO LICENSOR. As described in Item 1, as of the effective date, GATC grants back to Frelii an exclusive technology license to use the Authored Work defined as "Frelii Rapid Cannabis Recommendation," as Frelii sees fit, including for the creation of derivative works; provided, however, this license shall not limit GATC's rights and public rights under this License. Frelii shall pay an annual licensing fee of $480,000 to GATC for the exclusive license.

11.

TRANSFER OF RIGHTS. This Agreement shall be binding on any successors of the parties. Neither party shall have the right to assign its interests in this Agreement to any other party, unless the prior written consent of the other party is obtained.

12.

TERMINATION. If either party materially breaches the terms of this contract and has not taken measures to correct during a 60 day cure period then this Agreement may be  terminated by either party by providing 60 days' written notice to the other party. This Agreement 'shall terminate automatically on 12/31/2199.

13.

ENTIRE AGREEMENT. Other than customizations referred to in clause 4, this Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

14.

AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

15.

SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining  provisions  shall continue  to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become  valid  or enforceable,  then such provision  shall be deemed to be written, construed, and enforced as so limited.

16.

WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed  as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

17.

APPLICABLE LAW. This Agreement shall be governed by the laws of the State of California.

18.

SIGNATORIES. This Agreement shall be signed on behalf of Frelii by Ian Jenkins and on behalf of GATC by  and effective as of the date first above written.

Licensor:

Frelii, Inc.

By:/s/ Ian Jenkins

Ian Jenkins

Date:

07.11.2019

Licensee:

GATC Canna

By:/s/ Jeff Moses

Jeff Moses

President

Date 07.11.2019

EXHIBIT A:

Frelii Rapid Cannabis and Hemp Recommendation Engine

Provides predictive dosing, strain selection and timing using a 48-hour chip read data set.

Provides a pipeline for faster recommendation via use of "Short" data. Interfaces with Pre-Trained AI algorithms to advance "Short" data.

Includes large data tool set where applicable.

Uses Whole Genome as Training Set reference to Impute AI based FGX for short reads.